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                                    Exhibit 5








                               November 27, 1996


Board of Directors
Mid-Peninsula Bancorp
420 Cowper Street
Palo Alto, CA 94301

     Re:  Greater Bay Bancorp 1996 Stock Option Plan

Gentlemen:

     We refer to the Registration Statement on Form S-8 to be filed by Mid-Peninsula Bancorp (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares of the Company's Common Stock, no par value, issuable under the Greater Bay Bancorp 1996 Stock Option Plan, effective with the merger of Cupertino National Bancorp with and into the Company and the change of the name of the Company to Greater Bay Bancorp. As counsel to the Company, we have examined such questions of law and such corporate records and other documents as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion these shares have been duly and validly authorized and, when issued and sold in the manner contemplated by the Registration Statement, will be validly issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Sincerely,


                                       BRONSON, BRONSON & McKINNON LLP